Prospectus Supplement No. 6                    Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated December 10, 1998          Registration No. 333-63439

                                 $86,250,000
                            Aspen Technology, Inc.
         5 1/4% Convertible Subordinated Debentures due June 15, 2005

        This Prospectus Supplement supplements the information we provided in our December 10, 1998 Prospectus relating to our 5 1/4% Convertible Subordinated Debentures due June 15, 2005 and the shares of our common stock that we must issue upon conversion of those Debentures, and in our Prospectus Supplements No. 1, No. 2, No. 3, No. 4 and No. 5. This Prospectus Supplement is not complete without the supplemented Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the supplemented Prospectus.

        In this Prospectus Supplement, we use capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of June 25, 1999.

        We are providing this Prospectus Supplement to update the following information to the table in the Prospectus under the caption "Selling Securityholders":

                                   Principal Amount of                  Shares of Common                   Shares of Common
                                 Debentures Beneficially                Stock Beneficially                Stock Beneficially
                                   Owned Prior to the                   Owned Prior to the   Shares of     Owned After the
                                       Offering          Amount of           Offering          Common          Offering
                                ----------------------   Debentures    ---------------------    Stock     -------------------
   Selling Securityholder         Number    Percent(1)   Offered(2)    Number(3)  Percent(4)  Offered(3)  Number   Percent(4)
------------------------------  ----------  ----------  -----------    ---------  ---------- -----------  ------   ----------
<SC>
Deutsche Bank Securities......  $8,200,000    9.5%      $8,200,000      154,808       *        154,808      --         --
31 West 52nd Street, 4th Floor
New York, NY 10019


--------------
 *  Less than one percent.
(1) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of $86,250,000 aggregate principal amount of Debentures outstanding on June 25, 1999.
(2) This Selling Securityholder has indicated that it may offer all of the Debentures that it owns. As a result, no Debentures will be owned after the Offering.
(3) For purposes of this Prospectus Supplement only, we have calculated this number using the conversion rate described on the front cover page of the Prospectus.
(4) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of 24,950,159 shares of common stock outstanding on June 25, 1999.


           The date of this Prospectus Supplement is June 28, 1999.